Exhibit 10.30

HOMEAWAY, INC.

2010 DIVIDEND REPAYMENT AND STOCK REPURCHASE/REDEMPTION PROGRAM

Overview

The Board of Directors of HomeAway, Inc. (the “Company”) has determined that it is in the best interests of the Company and its stockholders to utilize Available Cash (as defined below) (i) to satisfy the Company’s obligation to pay accrued dividends on the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company and (ii) to repurchase or redeem outstanding shares of Series A Preferred Stock and Series B Preferred Stock of the Company to eliminate the accrual of dividends on those shares. To accomplish these goals, the Board of Directors of the Company (the “Board”) has adopted this program pursuant to which the Company will make quarterly cash distributions of Available Cash to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company (the “Shares”) to pay accrued but unpaid dividends on the Shares and to repurchase or redeem the outstanding shares of Series A Preferred Stock and Series B Preferred Stock of the Company, in each case, subject to the terms and conditions described below (the “Program”).

Pursuant to the Company’s current Certificate of Incorporation, dividends accrue at an annual rate of 8% of the original issuance price for each of the Shares. As of June 30, 2010, there are approximately $17.3 million, $2.3 million and $27.8 million of accrued but unpaid dividends with respect to the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively. Additionally, in certain circumstances, the holders of Series A Preferred Stock and Series B Preferred Stock may require the Company to redeem such shares at their respective original issuance price plus any accrued but unpaid dividends on such shares. The aggregate redemption price for the Series A Preferred Stock and Series B Preferred Stock as of June 30, 2010 (net of accrued but unpaid dividends) is approximately $47.4 million.

Procedure, Terms and Conditions of the Program

1. Program Committee. In November 2009, the Board appointed a committee to work in conjunction with the Chief Financial Officer of the Company to determine the Company’s cash balance at the last day of each fiscal quarter, consult with the Company’s executive management and evaluate the Company’s projected cash receipts and expenditures for the subsequent fiscal quarter, consider such other factors as the committee deems appropriate, including without limitation, any adverse impact (tax or otherwise) to the Company of transferring the Company’s cash balances between international borders or liquidating the Company’s investments for purposes of making any distribution, and to recommend to the Board the amount of cash available for distribution pursuant to the Program each fiscal quarter (the “Available Cash”). Notwithstanding the foregoing, the Board has advised the committee that no distribution should reduce the Company’s cash balance below $80 million (taking into account the Company’s projected cash receipts and expenditures for the subsequent quarter and such other factors as the committee deems appropriate). The committee shall deliver its recommendation of the Available Cash to the Board as soon as practicable following the last day of each fiscal quarter, but in any event within 30 days following the last day of such fiscal quarter. The initial members of the committee are Ken DeAngelis, Woody Marshall and Brian Sharples.

2. Approval by the Board. As soon as practicable following the delivery of the committee’s recommendation of the Available Cash to the Board (but no later than the next regularly scheduled Board meeting after such delivery), the Board shall consider the committee’s recommendation and any other factors the Board deems appropriate. The Board shall then determine whether to approve a distribution and, if approved, shall determine the amount of the Company’s cash to be set aside for distribution, if any, to the holders of the Shares and for repurchase or redemption of shares of Series A Preferred Stock and Series B Preferred Stock and affirm the record date of holders entitled to such distribution, such record date to be the last day of the most recently completed fiscal quarter (each a “Record Date”). Notwithstanding the foregoing, in the event the Board proposes a distribution amount in excess of the Available Cash, no such payment may be made by the Company without the prior approval of the Series D Director (as defined in the Company’s Amended and Restated Certificate of Incorporation dated October 23, 2008, as such may be amended from time to time (the “Restated Certificate”)). The term “distribution” as used herein refers to the payment of accrued dividends on the Shares and, with respect to the Series A Preferred Stock and Series B Preferred Stock, the payment for the repurchase or redemption of shares of such stock.

3. Allocation of Quarterly Distributions among the Holders of Shares.

(a) Each quarterly distribution under the Program shall be allocated on a pari passu basis among the holders of Shares as of the relevant Record Date as follows: (i) the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount determined by multiplying the aggregate amount of such quarterly distribution by a fraction, the numerator of which is the Series A Amount and the denominator of which is the Total Amount, as consideration for the repurchase or redemption of shares of Series A Preferred Stock as described below (each a “Series A Payment”); (ii) the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount determined by multiplying the aggregate amount of such quarterly distribution by a fraction, the numerator of which is the Series B Amount and the denominator of which is the Total Amount, as consideration for the repurchase or redemption of shares of Series B Preferred Stock as described below (each a “Series B Payment”); and (iii) the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount determined by multiplying the aggregate amount of such quarterly distribution by a fraction the numerator of which is the Series C Amount and the denominator of which is the Total Amount (each a “Series C Payment”). For purposes of this Section 3, “Series A Amount” shall mean the amount equal to the sum of (a) the total number of outstanding shares of Series A Preferred Stock as of the relevant Record Date multiplied by the Series A Original Issue Price (as defined in the Restated Certificate) and (b) the total accrued but unpaid dividends on the outstanding shares of Series A Preferred Stock as of the relevant Record Date; “Series B Amount” shall mean the amount equal to the sum of (a) the total number of outstanding shares of Series B Preferred Stock as of the relevant Record Date multiplied by the Series B Original Issue Price (as defined in the Restated Certificate) and (b) the total accrued but unpaid dividends on the outstanding shares of Series B Preferred Stock as of the relevant Record Date; “Series C Amount” shall mean the total accrued but unpaid dividends on the outstanding shares of Series C Preferred Stock as of the relevant Record Date; and the “Total Amount” shall be the sum of the Series A Amount, Series B Amount and Series C Amount.

(b) Each holder of Series A Preferred Stock as of the relevant Record Date shall be entitled to have a number of whole shares of Series A Preferred Stock held by such holder as of the relevant Record Date repurchased or redeemed by the Company, at a price per share equal to the Series A Original Issue Price plus accrued but unpaid dividends on such share as of the relevant Record Date (each such price, a “Series A Repurchase Price”). The number of shares of Series A Preferred Stock to be repurchased or redeemed will be equal to the number determined by dividing (X) the Individual Series A Payment by (Y) the applicable Series A Repurchase Price, rounded down to the nearest whole number. For purposes of this Section 3(b), “Individual Series A Payment” shall mean the amount determined by multiplying the Series A Payment by a fraction, the numerator of which is the sum of (a) the total number of outstanding shares of Series A Preferred Stock held by such holder as of the relevant Record Date multiplied by the Series A Original Issue Price and (b) the total accrued but unpaid dividends as of the relevant Record Date on all of the outstanding shares of Series A Preferred Stock held by such holder as of the relevant Record Date, and the denominator of which is the Series A Amount. No fractional shares shall be repurchased or redeemed and the exact number of shares to be repurchased will be determined by rounding down to the nearest whole number.

(c) Each holder of Series B Preferred Stock as of the relevant Record Date shall be entitled to have a number of whole shares of Series B Preferred Stock held by such holder as of the relevant Record Date repurchased or redeemed by the Company, at a price per share equal to the Series B Original Issue Price plus accrued but unpaid dividends on such share as of the relevant Record Date (each such price, a “Series B Repurchase Price”). The number of shares of Series B Preferred Stock to be repurchased or redeemed will be equal to the number determined by dividing (X) the Individual Series B Payment by (Y) the applicable Series B Repurchase Price, rounded down to the nearest whole number. For purposes of this Section 3(c), “Individual Series B Payment” shall mean the amount determined by multiplying the Series B Payment by a fraction, the numerator of which is the sum of (a) the total number of outstanding shares of Series B Preferred Stock held by such holder as of the relevant Record Date multiplied by the Series B Original Issue Price and (b) the total accrued but unpaid dividends as of the relevant Record Date on all of the outstanding shares of Series B Preferred Stock held by such holder as of the relevant Record Date, and the denominator of which is the Series B Amount. No fractional shares shall be repurchased or redeemed and the exact number of shares to be repurchased will be determined by rounding down to the nearest whole number.

(d) Each holder of Series C Preferred Stock as of the relevant Record Date shall be entitled to receive a portion of each Series C Payment in an amount determined by multiplying the Series C Payment by a fraction, the numerator of which is the total accrued but unpaid dividends as of the relevant Record Date on all of the outstanding shares of Series C Preferred Stock held by such holder as of the relevant Record Date, and the denominator of which is the Series C Amount, rounded down to the nearest cent.

4. Conditions to Payment. Under the federal income tax backup withholding rules, a portion of the gross proceeds payable to a holder of Shares under the Program must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) and certifies that such number is correct and that the stockholder is not subject to backup withholding or an exemption otherwise applies under applicable regulation. Additionally, in order for non-U.S. holders to qualify for an exemption from backup withholding, that holder must submit a statement on IRS Form W-8BEN (or other appropriate IRS Form W-8), signed under penalties of perjury, certifying that individual’s foreign status. As such, each payment made to a U.S. holder of Shares under the Program shall be conditioned upon the receipt by the Company of a completed and signed IRS Form W-9 and each payment made to a non-U.S. holder of Shares under the Program shall be conditioned upon the receipt by the Company of the appropriate series of Form W-8 completed and signed by each non-U.S. holder, in each case so as to provide the information and certification necessary to avoid backup withholding.

5. Stockholder Approval. The Program shall be subject to approval by the holders of the Preferred Stock of the Company as required by the Restated Certificate and no payment under the Program shall be made until such approvals have been obtained.

6. Amendment or Termination of the Program. The Board may at any time amend, alter, suspend or terminate the Program. Notwithstanding the foregoing, any amendment or alteration of the Program which would result in the Company’s cash balance falling below $80 million following the full payment of a quarterly distribution under the Program shall require the prior approval of the Series D Director. Termination of the Program shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to the Program prior to the date of such termination.

7. Powers of the Board With Respect to the Program. Subject to the provisions of the Program and, in the case of the committee, the specific duties delegated by the Board to such committee, and subject to the approval of any relevant authorities, the Board shall have the authority in its discretion:

(a)	to consult with the Company’s executive management and approve quarterly distributions under the Program;

(b)	to approve any forms of agreement, certificate or other documentation for use under the Program;

(c)	to prescribe, amend and rescind rules and regulations relating to the Program; and

(d)	construe and interpret the terms of the Program.